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                                                               December 19, 1995

Carnegie Bancorp
619 Alexander Road
Princeton, New Jersey 08540

Dear Sirs:

                 We have served as counsel to Carnegie Bancorp, a New Jersey corporation and registered bank holding company ("Carnegie") and Carnegie
Bank, N.A., a national banking association ("CBN"), in connection with the preparation and filing by Carnegie of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 1,629,921 shares of common stock, no par value per share, of Carnegie (the "Common Shares") and up to 487,532 shares of Series A preferred stock of Carnegie (the "Preferred Shares") to be issued pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of August 30, 1995 (the "Merger Agreement"), by and among Carnegie, CBN, Regent Bancshares Corp., a New Jersey corporation and registered bank holding company, and Regent National Bank, a national banking association.

                  In rendering the opinion set forth below, we have examined Carnegie's Certificate of Incorporation and bylaws, each as amended to date, minutes of proceedings of the Board of Directors of Carnegie, and originals or copies of such documents, instruments, records, and certificates of public officials and officers of Carnegie as we have deemed necessary. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and the conformity to originals of all documents submitted to us as copies. We have also made such other investigations of fact and law as we have deemed relevant in connection with the opinion set forth below. We have also relied upon the accuracy of the certificates, documents, instruments, certificates and records we have examined as to the matters of fact covered thereby.



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Carnegie Bancorp
December ___, 1995
Page 2


                  Based on the foregoing, we are of the opinion that (i) the Common Shares, when issued in accordance with the terms of the Merger Agreement, will be duly and validly issued, fully paid and non-assessable and (ii) the Preferred Shares, when issued in accordance with the terms of the Merger Agreement and, Carnegie's Certificate of Incorporation as amended through the date of such issuance and the resolutions of the Board of Directors of Carnegie creating the Preferred Shares, will be duly and validly issued, fully paid and non-assessable.

                  We hereby consent to the use of our name under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                                Sincerely,



                                                MCCARTER & ENGLISH